Exhibit 99.1

CytoSorbents Announces 2020 Financial and Operational Results

2020 Total Revenue was $41.0 million, with 2020 Product Sales of $39.5 million, up 73% over 2019. Achieved record Product Gross Margins of 82% for Q4 2020

MONMOUTH JUNCTION, N.J., March 9, 2021 — CytoSorbents Corporation (NASDAQ: CTSO) a critical care immunotherapy leader commercializing its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, achieves record Total Revenue and CytoSorb® sales in 2020, and record Product Gross Margins in Q4 2020.

2020 Financial Highlights:

Full Year 2020 Results

•	2020 Total Revenue was approximately $41.0M compared to $24.9M in 2019
•	2020 Product Sales were approximately $39.5M compared to $22.8M in 2019, an increase of approximately $16.7M, or 73% over 2019
•	Our underlying core non-COVID-19 business in critical care and cardiac surgery grew 32% in 2020 over 2019 and accounted for 76% of Product Sales. Sales attributable to COVID-19 were approximately $9.4 million
•	Achieved Product Gross Margins of 76% over the year, despite additional costs associated with the rapid ramp up of production and the increase in lower margin distributor sales
•	Healthy cash balance of $71.4M at the end of December 2020, following the repayment of $15M of long-term debt in Q4 2020
•	Received approval of the sale of our 2019 New Jersey NOL and R&D tax credits which will generate cash proceeds of approximately $1.1M, expected to be received in Q1 2021

Q4 2020 Results

•	Q4 2020 total revenue was approximately $12.0 million versus $7.4 million a year ago
•	Product sales growth accelerated in Q4 2020, with record quarterly product sales of approximately $11.5 million, a 74% increase from $6.6 million in Q4 2019
•	Product gross margins were a record high of 82% in Q4 2020 versus 80% in Q4 2019

2020 Operating Highlights:

•	Exceeded 121,000 cumulative CytoSorb treatments delivered, up from 80,000 in 2019
•	Solidified our balance sheet with a $57.5 million financing led by Cowen and SVB Leerink
•	The COVID-19 pandemic highlighted CytoSorb as one of the key ways to treat the cytokine storm and hyperinflammation that predicts the severity of COVID-19 illness and risk of death
•	CytoSorb was included into the treatment guidelines or specifically approved to treat COVID-19 in many countries
•	Used to treat more than 5,000 COVID-19 patients across more than 30 countries, including the U.S.
•	CytoSorb received FDA Emergency Use Authorization for use in adult, critically ill COVID-19 patients with imminent or confirmed respiratory failure
•	Established business collaborations with multiple partners, including Terumo Cardiovascular, to market CytoSorb in the majority of U.S. states under CytoSorb’s FDA EUA for COVID-19 patients
•	Implemented the CTC (CytoSorb Therapy in COVID-19) registry which is currently enrolling
•	Conducted many webinars with speakers from throughout the world to share their data using CytoSorb to successfully treat critically ill COVID-19 patients
•	Was a net positive to help drive 2020 sales of CytoSorb for our underlying core businesses in critical care and cardiac surgery, though the impact was mixed as it interrupted our normal sales processes and reduced our normal patient mix
•	Appointed Dr. Efthymios Deliargyris as Chief Medical Officer - a cardiologist, interventional cardiologist, and subject matter expert in antithrombotic therapy, whose clinical development efforts at The Medicines Company contributed to bivalirudin’s blockbuster status in interventional cardiology and to the approval of cangrelor, in the same anti-platelet class as ticagrelor
•	Advanced the antithrombotic removal application significantly
•	Achieved CytoSorb E.U. approval to remove the widely-used antithrombotics, ticagrelor and rivaroxaban, during urgent or emergent cardiothoracic surgery allowing us to begin on-label marketing for this application
•	Received FDA Breakthrough Designation for the removal of ticagrelor during emergent and urgent cardiothoracic surgery
•	Hosted multiple webinars, including the “Use of CytoSorb to Remove Antithrombotic Medications in Patients at Risk of Bleeding” highlighting the scientific rationale, current data, and economic potential of the removal of antithrombotic “blood thinner” agents by CytoSorb
•	The U.K. National Institute for Health and Care Excellence (NICE), viewed by most as the world’s leading authority in evaluating the cost-effectiveness of novel therapies, recently issued a Medtech Innovation Briefing on CytoSorb for reducing risk of bleeding during cardiac surgery by removing ticagrelor intraoperatively, highlighting the unique potential of CytoSorb to improve clinical outcomes that can lead to substantial cost savings to hospital systems.

•	Nearly 70 published, peer-reviewed articles, 52 “Cases of the Week”, and multiple webinar presentations highlighting the clinical benefit and utility of CytoSorb therapy in many different studies. Common themes include a reduction in inflammatory mediators, a stabilization of blood pressure, an improvement in lung function, and often an improvement in survival.
•	Early use of CytoSorb and ECMO in 13 hyper-inflamed patients with septic shock and acute respiratory distress syndrome from pneumonia led to 100% 30-day and 60-day survival (vs. 57% 30-day mortality in historic control) and a mean time on ECMO of 8 days (range 2-20 days) in a prospectively enrolled study
•	Largest case series using CytoSorb with continuous renal replacement therapy (CRRT) in 50 critically ill mechanically ventilated COVID-19 patients in shock with reduction in inflammatory mediators, weaning from mechanical ventilation and vasopressors, and survival in 70% of patients
•	In an observational study in 9 consecutive critically ill COVID-19 patients before mechanical ventilation was required, early use of CytoSorb with CRRT in 5 patients was compared with 4 patients who did not receive CytoSorb with improvements in survival (80% vs 0% control) and avoidance of mechanical ventilation (60% vs 0% control)
•	Single center, retrospective analysis of the intraoperative use of CytoSorb in patients with native mitral valve endocarditis demonstrated improved postoperative hemodynamic stability at ICU admission, less post-operative sepsis and related mortality, and a trend to benefit in survival.
•	Rapid improvement in blood pressure and increased survival, using CytoSorb with continuous renal replacement therapy in 42 patients with septic shock and renal failure, compared to 42 matched controls in a retrospective single center “genetic matched” analysis
•	First case report on the successful removal of apixaban (Eliquis®, Pfizer, Bristol Myers Squibb), during emergency cardiac surgery. Eliquis is one of the 10 best-selling pharmaceuticals in the world and the leading antithrombotic with approximately $14 billion in combined 2020 worldwide sales
•	First case report reporting the successful use of CytoSorb hemoperfusion preoperatively in a patient loaded on both ticagrelor and rivaroxaban in emergent off-pump coronary artery bypass.
•	Largest prospectively enrolled case series to date using CytoSorb with continuous venovenous hemodiafiltration in 28 patients with acute liver failure, associated with statistically significant reductions in bilirubin, ammonia, C-reactive protein, and creatinine.
•	Use of cytokine hemoadsorption in ex vivo lung perfusion improved immediate post-transplant lung function with less inflammation in response to reperfusion in a porcine model. This has important positive implications for our ECOS-300CY® therapy
•	CytoSorb improves survival of rats exposed to an acutely lethal dose of aflatoxin
•	CytoSorb used to rescue a patient with Grade 4 cytokine release syndrome following CAR T-cell immunotherapy in first published case report

•	Expanded throughout Latin America, with CytoSorb registration in all major Latin American countries, including Brazil, Mexico, Colombia, Argentina, Peru, Venezuela, Chile, and others
•	Promoted Vince Capponi to President and Chief Operating Officer, and Dr. Christian Steiner to Executive Vice President of Sales and Marketing
•	Awarded approximately $8.4 million in total contract funding from the U.S. Army and the U.S. Department of Defense to complete development of the HemoDefend-BGA adsorber to enable universal plasma and improve the safety of whole blood transfusion
•	Announced the E.U. approval of the ECOS-300CY cartridge for use in ex vivo organ perfusion of solid organs dedicated to transplant, which has been designated, PerSorb™, a trade name exclusive to our partner Aferetica’s PerLife™ E.U. approved organ perfusion system
•	Added new analyst coverage from Jefferies and SVB Leerink, and increased our institutional ownership to approximately 40% (12/31/20)

Dr. Phillip Chan, MD, PhD, Chief Executive Officer of CytoSorbents stated, “In our recent stockholder letter, I discussed how the company successfully navigated a challenging 2020 and outlined our expectation for continued growth this year as we eventually transition from COVID-19 to the ‘new normal.’ I would encourage you to read the letter if you have not already done so.”

“In addition to our business objectives, we are focused on executing our clinical plan to support regulatory approvals, inclusion into standard treatment guidelines, and reimbursement. Our emphasis is to conduct rigorous, adequately powered, multi-center, company sponsored clinical trials. To this end, we have significantly expanded our clinical trial operational capabilities and will continue to do so in 2021.”

“Our first priority is to leverage our Breakthrough Designation to remove ticagrelor (Brilinta®; AstraZeneca) during urgent or emergent cardiothoracic surgery, and to implement our clinical and regulatory strategy to gain U.S. approval. We believe this is the most expeditious, lowest risk, and least burdensome path to U.S. regulatory approval that leverages our extensive cardiac surgery experience, good clinical outcomes, and regulatory approvals in Europe in this application, from which we can then build our critical care and cardiac surgery franchises in the future. Following productive prior discussions with the FDA, we expect to imminently file an investigational device exemption (IDE) application to conduct a well-designed and powered clinical trial in the U.S. to demonstrate the clinical benefit of our therapy. This STAR-T Trial (Safe and Timely Antithrombotic Removal of Ticagrelor) will be led by two world-renowned Principal Co-investigators, with support from a distinguished Executive Committee. We have already screened and obtained the commitment from the majority of needed U.S. centers to participate in the study. In addition, the trial has been designed to obtain the clinical and health economics data needed to support a U.S. regulatory filing for this application, and also reimbursement. As previously noted, the Centers for Medicare & Medicaid Services announced the Medicare Coverage of Innovative Technology pathway that will provide national Medicare coverage for approved Breakthrough Medical Devices for 4 years. We plan to work closely with the FDA to expedite the review and approval of the IDE, and will have more detail on the final trial design at that time.”

“Meanwhile, we are forging ahead with our efforts to open the U.S. market to our therapy for the removal of the direct oral anticoagulants (DOACs) in emergent or urgent cardiothoracic surgery. These include blockbuster anticoagulant medications such as the Factor Xa inhibitors - Eliquis® (apixaban; Pfizer, Bristol Myers Squibb), Xarelto® (rivaroxaban; Janssen, Bayer), and Lixiana® and Savaysa® (edoxaban; Daiichi Sankyo, Daewoong Pharmaceutical), as well as the direct thrombin inhibitors such as Pradaxa (dabigatran; Boehringer Ingelheim). As with ticagrelor, these blood thinners are also often associated with severe to life-threatening perioperative bleeding after cardiothoracic surgery. We anticipate that the clinical and regulatory pathway will be similar to that for ticagrelor. Our technology has shown the ability to remove all of these agents in vitro, and in the case of rivaroxaban and apixaban, in humans during cardiac surgery. This application would target an additional total addressable market in the U.S. alone of approximately $500M.”

“In addition to the above, the company-sponsored CyTation trial in Germany for ticagrelor removal is open for enrollment, though the U.K. TISORB study has been impacted by COVID-19 restrictions in that country. We have also developed the STAR registry, that will collect real world data on the removal of antithrombotics with our blood purification technology.”

“We are currently prioritizing the STAR-T trial. However, we plan to resume the U.S. REFRESH 2-AKI trial as soon as possible, pending COVID-19 restrictions. In addition to the studies above, we plan to initiate multiple other company-sponsored studies this year, including the multi-center, randomized, controlled PROCYSS (Prospective, Randomized, COntrolled Trial To Evaluate CYtoSorb For Shock Reversal in Septic Shock) trial in refractory septic shock in Germany anticipated to start in the third quarter, and the HepOnFire single arm pilot study in liver disease expected to start in the fourth quarter. The results of the REMOVE endocarditis study are expected soon. Finally, we plan to submit a publication on the results from ECMO and CytoSorb from the multi-center U.S. CTC registry and a review article summarizing the international experience in COVID-19 patients treated with CytoSorb and CRRT or hemoperfusion.”

“For further updates on our existing business, we invite you to join us on our earnings conference call, details below.”

Conference Call Details:

Date: Tuesday March 9, 2021

Time: 4:45 PM Eastern Time

Participant Dial-In:   1-201-389-0879

Conference ID: 13716351

Live Presentation Webcast   http://public.viavid.com/index.php?id=143499

It is recommended that participants dial in approximately 10 minutes prior to the start of the call.  There will also be a simultaneous live webcast of the conference call that can be accessed through the following audio feed link: http://public.viavid.com/index.php?id=143499

An archived recording and written transcript of the conference call will be available under the Investor Relations section of the Company's website at http://cytosorbents.com/investor-relations/financial-results/

Fiscal Year 2020 Financial Results:

Revenues:

For the year ended December 31, 2020, we generated total revenue, which includes product revenue and grant income, of approximately $41,005,000 as compared to revenues of approximately $24,949,000 for the year ended December 31, 2019, an increase of approximately $16,056,000, or 64%. Revenue from product sales was approximately $39,453,000 for the year ended December 31, 2020, as compared to approximately $22,766,000 in the year ended December 31, 2019, an increase of approximately $16,787,000 or 73%. This increase was driven by an increase in direct sales of approximately $8,917,000 resulting from sales to both new customers and repeat orders from existing customers and an increase in distributor sales of approximately $7,769,000. Sales to hospitals in the United States under the EUA granted by the FDA amounted to approximately $1,341,000 for the year ended December 31, 2020. Though difficult to quantitate, we estimate that approximately $9.4 million of total product sales during the year ended December 31, 2020 was due to the demand for CytoSorb to treat COVID-19 patients. In addition, as a result of the increase in the average exchange rate of the Euro to the U.S. dollar, sales were positively impacted by approximately $693,000. For the year ended December 31, 2020, the average exchange rate of the Euro to the U.S. dollar was $1.14 as compared to an average exchange rate of $1.12 for the year ended December 31, 2019.

Cost of Revenue:

For the years ended December 31, 2020 and 2019, cost of revenue was approximately $11,052,000 and $7,364,000, respectively, an increase of approximately $3,688,000. Product cost of revenues increased approximately $4,180,000 during the year ended December 31, 2020 as compared to the year ended December 31, 2019 as a result of the increase in product sales. Product gross margins were approximately 76% for the year ended December 31, 2020 and approximately 77% for the year ended December 31, 2019. The decrease in gross margin was due to an increase in percent contribution of lower margin distributor sales as well as certain costs associated with the rapid ramp-up of production during the year ended December 31, 2020.

Gross Profit:

Gross profit was approximately $29,952,000 for the year ended December 31, 2020, an increase of approximately $12,366,000 or 70%, over gross profit of $17,586,000 in 2019. This increase is attributed to an increase in CytoSorb product sales during 2020.

Research and Development Expenses:

Our research and development costs were approximately $8,811,000 and $12,092,000 for the years ended December 31, 2020 and 2019, respectively, a decrease of approximately $3,281,000, or 27%. This decrease was due to a decrease in clinical trial and related costs of approximately $3,769,000, due primarily to the pause in our Company-sponsored clinical trials as a result of hospital restrictions due to the COVID-19 pandemic, and a decrease in our non-grant related research and development costs of approximately $393,000. These decreases were offset by an increase in non-clinical research and development salary related costs of approximately $160,000 due primarily to COVID-19 related incentive pay, decreases in direct labor and other costs being deployed toward grant-funded activities of approximately $675,000, which had the effect of increasing the amount of our non-reimbursable research and development costs and an increase in new product development costs of approximately $46,000.

Legal, Financial and Other Consulting Expenses:

Our legal, financial and other consulting costs were approximately $3,048,000 and $2,462,000 for the years ended December 31, 2020 and 2019, respectively, an increase of approximately $586,000, or 24%. This increase was due to an increase in employment agency fees of approximately $395,000 related to the hiring of senior level personnel, an increase in consulting fees of approximately $219,000 primarily related to certain financial advisory fees and an increase in accounting and auditing fees of approximately $40,000. These increases were offset by a decrease in legal fees of approximately $70,000.

Selling, General and Administrative Expenses:

Our selling, general and administrative expenses were approximately $28,464,000 and $22,006,000 for the years ended December 31, 2020 and 2019, respectively, an increase of approximately $6,458,000, or 29%. This increase was due to an increase in salaries, commissions and related costs of approximately $4,849,000 due primarily to headcount additions and increased commissions due to increase sales, an increase in royalty expenses of approximately $1,327,000 due to the increase in product sales, and an increase in non-cash stock option expense of approximately $1,879,000. These increases were offset by reductions in sales and marketing costs, which include advertising and conference attendance of approximately $824,000 and travel and entertainment and other general and administrative expenses of approximately $773,000. These reductions were due primarily to travel restrictions related to the COVID-19 pandemic.

Interest Expense, Net:

For the year ended December 31, 2020, interest expense, net was approximately $1,201,000, as compared to interest expense, net of approximately $1,034,000 for the year ended December 31, 2019. This increase in net interest expense of approximately $167,000 is related to the final fee that was due upon repayment of our term loans in conjunction with the Third Amendment to the Amended Loan and Security Agreement with Bridge Bank that closed on December 4, 2020.

Gain (Loss) on Foreign Currency Transactions:

For the year ended December 31, 2020, the gain on foreign currency transactions was approximately $2,607,000, as compared to a loss on foreign currency transactions of approximately $350,000 for the year ended December 31, 2019. The 2020 gain is directly related to the increase of the exchange rate of the Euro at December 31, 2020 as compared to December 31, 2019. The exchange rate of the Euro to the U.S. dollar was $1.22 per Euro at December 31, 2020 as compared to $1.12 per Euro at December 31, 2019. The 2019 loss is directly related to the decrease in the exchange rate of the Euro at December 31, 2019, as compared to December 31, 2018. The exchange rate of the Euro to the U.S. dollar was $1.12 per Euro at December 31, 2019 as compared to $1.15 per Euro at December 31, 2018.

Benefit from Income Taxes:

Our benefit from income taxes was approximately $1,127,000 and $1,092,000 for the years ended December 31, 2020 and 2019, respectively. These benefits were realized by utilizing the New Jersey Technology Business Tax Certificate Transfer Program whereby the State of New Jersey allows us to sell a portion of our state net operating losses to a third party.

Liquidity and Capital Resources

Since inception, our operations have been primarily financed through the private and public placement of our debt and equity securities. At December 31, 2020, we had current assets of approximately $82,453,000 including cash on hand of approximately $71,422,000 and had current liabilities of approximately $10,153,000. During the period from January 1, 2020 through July 15, 2020, we raised approximately $26,427,000 by utilizing our ATM facility with co-agents Jefferies LLC and B. Riley FBR. In addition, we received net proceeds of approximately $53,800,000 from our underwritten public offering that closed on July 24, 2020. Also, we expect to receive approximately $1,127,000 in cash from the approved sale of our net operating losses and research and development credits from the State of New Jersey in the first quarter of 2021.

We believe that we have sufficient cash to fund our operations and clinical trial activities well into the future.

2020 First Quarter Revenue Guidance

CytoSorbents has not historically given specific financial guidance on quarterly results until the quarter has been completed. However, we expect our first quarter 2021 product sales will exceed product sales reported in the first quarter of 2020.

For additional information, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on March 9, 2021 on http://www.sec.gov.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 67 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorb® has been used in more than 121,000 human treatments to date. CytoSorb has received CE-Mark label expansions for the removal of bilirubin (liver disease), myoglobin (trauma), and both ticagrelor and rivaroxaban during cardiothoracic surgery. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in critically ill COVID-19 patients with imminent or confirmed respiratory failure, in defined circumstances. CytoSorb has also been granted FDA Breakthrough Designation for the removal of ticagrelor in a cardiopulmonary bypass circuit during emergent and urgent cardiothoracic surgery.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of more than $38 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others. The Company has numerous products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and multiple applications pending, including ECOS-300CY™, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ™, K+ontrol™, DrugSorb™, ContrastSorb, and others.   For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 9, 2021, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Year ended December 31,
	2020	2019	2018
Revenue:
Product sales	$39,453	$22,766	$20,252
Grant income	1,552	2,184	2,252
Total revenue	41,005	24,950	22,504
Cost of revenue	11,053	7,364	7,489
Gross profit	29,952	17,586	15,015

Expenses:
Research and development	8,810	12,092	7,723
Legal, financial and other consulting	3,048	2,462	2,002
Selling, general and administrative	28,464	22,006	20,874
Total operating expenses	40,322	36,560	30,599

Loss from operations	(10,370)	(18,974)	(15,584)

Other income(expense), net	1,406	(1,384)	(2,247)

Loss before benefit from income taxes	(8,964)	(20,358)	(17,831)
Benefit from income taxes	1,127	1,092	620

Net loss available to common shareholders	$(7,837)	$(19,266)	$(17,211)

Earnings per share:
Basic and diluted loss per share	$(0.20)	$(0.60)	$(0.56)

Weighted average shares outstanding	38,818,990	32,255,253	30,719,176

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	December 31, 2020	December 31, 2019
ASSETS:
Current Assets:
Cash and cash equivalents	$71,422	$12,233
Grants and accounts receivable, net	5,159	4,467
Inventories	2,674	2,114
Prepaid expenses and other current assets	3,198	2,088
Total current assets	82,453	20,902

Property and equipment, net	2,120	1,925
Right of use asset	1,029	1,071
Other assets	4,348	3,485
TOTAL ASSETS	$89,950	$27,383

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$1,835	$2,039
Accrued expenses and other current liabilities	7,871	5,802
Current maturities of long –term debt, net of debt issuance costs	---	1,667
Lease liability-current portion	447	428
Total current liabilities	10,153	9,936

Lease liability, net of current portion	582	643
Long-term debt, net of current maturities	---	13,386
TOTAL LIABILITIES	10,735	23,965

Total stockholders’ equity	79,21	3,418

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$89,950	$27,383

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Investor Relations Contact:

Amy Vogel

Investor Relations

(732) 398-5394

avogel@cytosorbents.com

Public Relations Contact:

Eric Kim

Rubenstein Public Relations

212-805-3052

ekim@rubensteinpr.com